                                                                                                        Registration No. 333-_________

As filed with the Securities and Exchange Commission on June 24, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mechanical Technology, Incorporated
(Exact name of registrant as specified in its charter)

New York	14-1462255
(State of Incorporation)	(I.R.S Employer Identification No.)

325 Washington Avenue Extension
Albany, NY 12205
(Address of Principal Executive Offices and Zip Code)

Mechanical Technology, Incorporated 2014 Equity Incentive Plan
(Full title of the plan)

Copies to:
Kevin G. Lynch
Chief Executive Officer and Chairman	Penny Somer-Greif, Esquire
Mechanical Technology, Incorporated	Ober, Kaler, Grimes & Shriver
325 Washington Avenue Extension	100 Light Street
Albany, NY 12205	Baltimore, MD 21202
(518) 218-2550	(410) 685-1120
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)(3)	Proposed maximum aggregate offering price (2)(3)	Amount of registration fee
Common Stock, $0.01 par value	500,000 shares	$1.27	$635,000	$81.79

(1)              Also registered hereunder are such additional number of shares of Common Stock, presently indeterminable, as may be necessary to satisfy the anti-dilution provisions of the Equity Incentive Plan to which this Registration Statement relates pursuant to Rule 416(a).

(2)              Calculated on the basis of the average of the high and low sale prices of the Registrant’s Common Stock as reported on June 20, 2014 on the OTC Markets Group quotation system which date is within 5 business days prior to the date of the filing of this Registration Statement, in accordance with Rules 457(h) and 457(c).

(3)              Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h).

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended and Rule 462(a) thereunder.

Part I

Information Required in the Section 10(a) Prospectus

            The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants in the Mechanical Technology, Incorporated 2014 Equity Incentive Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933.

Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents filed or to be filed by Mechanical Technology, Incorporated (the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

(a)        The Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Commission on March 6, 2014.

(b)        The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the Commission on May 8, 2014.

(c)        The Company’s Current Report on Form 8-K filed with the Commission on June 12, 2014.

(d)       The description of the Company’s common stock, par value $0.01 per share, incorporated by reference in the Company’s registration statement on Form 10 (File No. 0-6890) filed in connection with the registration of the Company’s common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post‑effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of each such document.  Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney’s fees, incurred by him/her in connection with the defense of a civil or criminal proceeding to which he/she has been made, or threatened to be made, a party by reason of the fact that he/she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he/she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the New York Business Corporation Law.

The Registrant’s Certificate of Incorporation provides for indemnification and protects against personal liability as follows:

SEVENTH:  The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, proceeding or suit (including one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation, or is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation, against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, actually incurred as a result of or in connection with any such action, proceeding or suit, or any appeal therefrom, if such director or officer acted in good faith for a purpose which he reasonably believed to be in or not opposed to the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful; provided, however, that no indemnification shall be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

EIGHTH: Directors of the corporation shall not be personally liable to the corporation or its shareholders for any breath of duty in such capacity; provided, however, that this provision shall not operate so as to eliminate or limit (i) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law, or (ii) the liability of any director for any act or omission prior to the date on which this Article became effective.

Item 7.  Exemption From Registration Claimed

Not Applicable.

Item 8.  List of Exhibits

The following exhibits are filed with or incorporated by reference in this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S‑K):

Exhibit
Number	Description

4.1	Mechanical Technology, Incorporated 2014 Equity Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Proxy Statement on Schedule 14A filed with the Commission on April 25, 2014).

4.2	Form of Restricted Stock Grant Agreement under Mechanical Technology, Incorporated 2014 Equity Incentive Plan (filed herewith).

4.3	Form of Nonstatutory Stock Option Grant Agreement under the Mechanical Technology, Incorporated 2014 Equity Incentive Plan (filed herewith).

4.4	Form of Incentive Stock Option Grant Agreement under the Mechanical Technology, Incorporated 2014 Equity Incentive Plan (filed herewith).

5.1	Opinion of Daniel M. Sleasman as to the legality of the Common Stock.

23.1	Consent of Daniel M. Sleasman (contained in the opinion included as Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm – UHY LLP.

24.1	Power of Attorney (included on signature page).

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

1.         To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

 2.        That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.         To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.         That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Albany, State of New York, on June 24, 2014.

MECHANICAL TECHOLOGY, INCORPORATED

By: /s/ Kevin G. Lynch
Kevin G. Lynch,
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoint Kevin G. Lynch and Frederick W. Jones, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.  This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ Kevin G. Lynch	Chairman, Chief Executive Officer and Director
Kevin G. Lynch	(Principal Executive Officer)	June 24, 2014

/s/ Frederick W. Jones	Chief Financial Officer and Secretary
Frederick W. Jones	(Principal Financial and Accounting Officer)	June 24, 2014

/s/ Thomas J. Marusak	Director
Thomas J. Marusak		June 24, 2014

/s/ David C. Michaels	Director
David C. Michaels		June 24, 2014

/s/ E. Dennis O’Connor	Director
E. Dennis O’Connor		June 24, 2014

/s/ William P. Phelan	Director
William P. Phelan		June 24, 2014

/s/ Walter L. Robb	Director
Dr. Walter L. Robb		June 24, 2014

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Mechanical Technology, Incorporated 2014 Equity Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Proxy Statement on Schedule 14A filed with the Commission on April 25, 2014).

4.2	Form of Restricted Stock Grant Agreement under Mechanical Technology, Incorporated 2014 Equity Incentive Plan (filed herewith).

4.3	Form of Nonstatutory Stock Option Grant Agreement under the Mechanical Technology, Incorporated 2014 Equity Incentive Plan (filed herewith).

4.4	Form of Incentive Stock Option Grant Agreement under the Mechanical Technology, Incorporated 2014 Equity Incentive Plan (filed herewith).

5.1	Opinion of Daniel M. Sleasman as to the legality of the Common Stock.

23.1	Consent of Daniel M. Sleasman (contained in the opinion included as Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm – UHY LLP.

24.1	Power of Attorney (included on signature page).

All exhibits for which no other filing information is given are filed herewith.